Exhibit 99.1

Remarks by Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer, and other members of Altria’s senior management team

2012 Consumer Analyst Group of New York (CAGNY) Conference

Boca Raton, FL

February 12, 2012

Remarks by Mike Szymanczyk

Good morning and thank you for joining us for today’s presentation. Before I begin, I encourage you to review the Safe Harbor Statement in today’s presentation, as well as the Forward-Looking and Cautionary Statements section in today’s press release for a description of the various factors that could cause our actual results to differ from the projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.

Joining me here on stage are Marty Barrington, who is currently Altria Group, Inc.’s (Altria) Vice Chairman responsible for Innovation, Public Affairs, Human Resources and Compliance. Upon my retirement this May, Marty will succeed me as Chairman and Chief Executive Officer. Dave Beran, who is currently Altria’s Vice Chairman responsible for Business Operations, will be assuming a new role as President and Chief Operating Officer effective at the same time. Also here today are Murray Garnick, Senior Vice President and Associate General Counsel responsible for Litigation at Altria Client Services (ALCS); and Howard Willard, Altria’s Executive Vice President and Chief Financial Officer. Marty, Dave, and Murray will join me in presenting this morning and the entire team will be available to answer questions.

I start our presentation by highlighting the strengths of Altria’s business model and how we plan to build on our history of excellent total shareholder returns to increase shareholder value over the long-term.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Since 2008, the external environment has been characterized by slow economic growth, high unemployment, low consumer confidence and, more recently, concerns about Europe. In addition, U.S. tobacco companies experienced the largest federal excise tax increase on tobacco products in history and new tobacco regulation by the Food and Drug Administration (FDA).

Despite these challenges, Altria delivered consistently solid adjusted diluted earnings per share growth from 2007 to 2011, growing at a compounded annual rate of 7.9%. This growth is consistent with Altria’s goal to grow adjusted diluted earnings per share (EPS) at an average annual rate of 7% to 9% over time. The company’s total shareholder return from the beginning of 2008 through the end of 2011 was 63.2%, outperforming the S&P 500’s total return of negative 6.3% and the S&P Food, Beverage and Tobacco Index’s return of 40.1%.

Altria’s total returns have been driven by solid and consistent adjusted diluted EPS growth coupled with a strong and growing dividend. Since the Philip Morris International Inc. (PMI) spin-off in 2008, Altria has increased its dividend five times for a total increase of 41%. Altria targets paying out approximately 80% of its adjusted diluted EPS, which excludes special items, including charges related to tobacco and health judgments, in the form of dividends. This payout ratio is the highest for companies in the Food, Beverage and Tobacco Index. Our dividend yield of 5.6% as of February 16, 2012 is also the highest for companies in the Index, and compares very favorably to other income-producing investment alternatives in this low interest rate environment. Altria continues to expect to raise its dividend in line with adjusted diluted EPS growth, although all dividend payments remain subject to the discretion of Altria’s Board of Directors.

Altria’s results have been driven by the strong performances of our companies’ premium brands across tobacco categories, growing alcohol assets, a strong balance sheet that supports cash returns to shareholders and our ability to successfully manage through the risks posed by an evolving public policy and litigation environment. We believe these strengths, coupled with our deep knowledge of adult tobacco consumers and a focus on innovation, provide the foundation to increase shareholder value into the future.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

The domestic tobacco space is an attractive place to do business, with a growing profit pool, a stable number of adult consumers and total tobacco volumes that have declined at a modest rate. Altria is particularly well-positioned to succeed in this profitable space as our tobacco operating companies have four strong premium brands, Marlboro, Copenhagen, Skoal, and Black & Mild, across the largest tobacco categories.

The total estimated U.S. tobacco profit pool grew more than 20% from $11.1 billion in 2007 to $13.4 billion in 2011. Altria grew its estimated share of these profits from 44% in 2007 to 52% in 2011 as the company transformed its business model through the acquisitions of U.S. Smokeless Tobacco Company LLC (USSTC) and John Middleton Co. (Middleton).

There are approximately 60 million adult tobacco consumers in the United States, according to government data sources. This number has been relatively stable for several years as population growth has largely offset declines in the use of tobacco by adults. However, the types of tobacco products used by adult consumers have continued to evolve. The number of adult cigarette and cigar smokers has remained relatively constant, while the number of adult smokeless tobacco consumers has increased. This reflects growth in the number of adults who have switched from cigarettes to smokeless alternatives or who use multiple forms of tobacco products.

This evolution in consumer preferences has contributed to relative stability in total U.S. tobacco volumes since the federal excise tax increase in 2009. In 2011, estimated total tobacco volumes based on equivalent pounds declined by approximately 1% as cigarette volumes declined and smokeless and large cigar volumes increased. This rate of decline is similar to the years prior to 2009. Cigarette unit volume declined an estimated 3.5% in 2011, the lowest rate of decline since 2006. We also estimate that cigarette price elasticity and the rate of secular decline, which reflects societal trends and adult consumer shifts to smokeless and other forms of tobacco, have been stable for several years. Smokeless tobacco unit volume grew by an estimated 5% in 2011, relatively consistent with long-term trends. While increases in imported machine-made large cigars have made trade inventory volumes difficult to determine accurately in the short-term, Middleton believes that machine-made large cigar volumes continued to grow in 2011. Strong positions in each of the three largest and most profitable tobacco categories provide Altria’s

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 companies the opportunity to meet these shifts in adult consumer preferences in a profitable manner.

In each of the tobacco categories in which our companies compete, they focus on growing profits by investing in premium brands with strong equities. Our companies look to grow these brands by expanding them to profitably serve a variety of adult consumer taste preferences.

In cigarettes, Philip Morris USA Inc.’s (PM USA) goal is to maximize income while maintaining modest share momentum on Marlboro over time. PM USA has delivered on both elements of this goal in recent years despite a challenging economic environment. Since 2007, PM USA has grown its adjusted operating companies income at a compounded annual rate of 4.5%. At the same time, Marlboro grew its retail share. The brand reached a record high retail share in 2010 and its 42% retail share in 2011 was 0.7 share points higher than its pre-recession share in 2007.

Middleton continues to focus on building its position in the machine-made large cigar segment with Black & Mild. An influx of low-priced, imported machine-made cigars following the FET increase in 2009 created a challenging competitive environment for Middleton and impacted its income and margins. Middleton responded by enhancing Black & Mild’s marketplace position with new products and brand-building initiatives as well as making changes to its manufacturing infrastructure. These efforts led to a strong share performance for Black & Mild and contributed to Middleton’s improved income and margin performance in the second half of 2011. Black & Mild’s retail share increased 0.8 share points from 2008 to 2011.

In smokeless tobacco, USSTC aims to increase income through volume growth, primarily by focusing on Copenhagen and Skoal. These efforts have been successful as our smokeless products segment’s adjusted operating companies income grew at a compounded annual rate of 19.1% from 2009 to 2011, far outpacing the income growth of the leading smokeless competitor over the same period.

Before we acquired USSTC, Copenhagen and Skoal had been losing market share for years. USSTC has invested to revitalize the strong core brand positions of Copenhagen and Skoal,

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 helping the brands grow both their combined shipment volume and retail share from 2009 to 2011. Combined shipment volume for the brands grew at a compounded annual rate of 8.4%, while their combined retail share increased 1.6 share points to 49%.

Altria also had strong contributions from its alcohol assets in the last few years, which helped diversify its earnings profile. Income from wine and beer has been growing at a faster rate than tobacco income, helping accelerate adjusted diluted EPS and dividend growth.

Ste. Michelle Wine Estates Ltd. (Ste. Michelle) continues to grow its income by focusing on expanding its portfolio of premium brands. Ste. Michelle has grown its adjusted operating companies income at a compounded annual growth rate of 14.1% since our acquisition in 2009.

Altria’s economic interest in SABMiller plc (SABMiller) allows us to participate in the estimated $29 billion global beer profit pool, where SABMiller has an estimated 22% share. Altria’s earnings from its equity investment in SABMiller have grown at a compounded annual rate of 9.4% from 2007 to 2011.

The value of Altria’s interest in SABMiller has increased over $4 billion since the end of 2007 and is now valued at over $16 billion. This investment strengthens our balance sheet by providing equity earnings and cash flow, while also providing a potential source of liquidity.

Altria’s strategy to maintain a strong balance sheet helps to:

—	Secure the cash flow generated by its operating companies;

—	Protect its investment grade credit rating; and

—	Support Altria’s ability to return cash to shareholders, primarily in the form of dividends, but also in the form of opportunistic share repurchases.

While our financial results have historically created value for Altria’s shareholders, Altria’s ability to successfully manage the external challenges facing the tobacco industry has been equally important. These challenges continue to present risks, however. We will discuss some

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 of these challenges this morning as Marty will provide more detail on aspects of our engagement with the FDA, and Murray will discuss the litigation environment.

Altria’s strong performance in the face of recent economic and external challenges has demonstrated the strength of our business model. We believe this model provides the foundation to increase shareholder value into the future by growing our current businesses and creating new revenue and profit streams by developing innovative new products.

Altria’s companies have a strong track record of developing products that meet the evolving preferences of adult tobacco consumers across multiple tobacco categories. As adult cigarette smokers continue to demonstrate interest in smokeless alternatives, the product development efforts of our companies will build on our deep understanding of adult cigarette consumers and the expertise we have in the world’s largest smokeless tobacco business to meet these preferences. External partnerships such as our recently announced arrangement with Okono A/S are enhancing our development, manufacturing and distribution capabilities in ways that may enable us to expand the potential reach of these products worldwide. Future success will also be driven by our ability to navigate a regulatory environment in the United States that provides pathways to innovation, including modified risk tobacco products that can benefit adult tobacco consumers.

To provide more detail about our plans to grow our current businesses and develop new revenue streams, I’ll turn the podium over to Dave and then Marty.

Remarks by Dave Beran

Thank you, Mike.

The performance of Altria’s tobacco operating companies continues to be driven by a focus on four premium brands: Marlboro, Black & Mild, Copenhagen and Skoal. Each of these brands has performed very well in these difficult economic times, driven by strong fundamentals that include superior brand equity and strong adult demographics. These help support premium

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 pricing and higher margins than most competitors and provide the foundation for future income growth.

For nearly 60 years, Marlboro has been the cigarette that men smoke for flavor, and adult smokers have been invited to “Come to where the flavor is. Come to Marlboro Country.” The brand’s positioning and strong equity, coupled with successful new products, have supported a long history of retail share growth and its evolution into an iconic consumer products brand. Marlboro is and has been for many years the largest brand in every state and is the most popular brand among almost every adult demographic group.

Marlboro is well-positioned for future growth. We consider a number of important metrics when evaluating brand strength, including brand equity, adult consumer loyalty and demographics, pricing, as well as income and the ability to grow and sustain high margins. Marlboro’s performance in the difficult operating environment of the last few years stems from the brand’s strength across all these important metrics.

For the last two years, we have commissioned the world’s largest custom market research firm, TNS, a division of the Kantar Group, to conduct a brand equity study of tobacco brands.

According to the study, Marlboro’s brand equity scores among adult smokers are far higher than any other major brand in the cigarette category. Marlboro’s equity scores among adult smokers who are 21 to 29 years old are higher than its overall equity scores, and much higher than any other major cigarette brand. These results were largely consistent from 2010 to 2011. We were also pleased at the study’s findings about the equity-enhancing role played by new products. For example, among Marlboro adult smokers, the brand’s already high equity scores are even higher among Marlboro Special Blend adult smokers.

Marlboro adult smokers also have higher loyalty to their brand than those of any principal competitive brand. Approximately 90% of those who identify themselves as Marlboro smokers purchase the brand 100% of the time.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

The brand also has strong demographics with its share among 21 to 29 year old smokers, exceeding both its overall share and that of the two largest competitive premium brands combined. Marlboro also has very strong demographics among smokers between the ages of 30 and 39, reflecting its ability to retain its smokers as they age.

Marlboro’s strong premium equity helped support an average net retail price, which excludes bonus product, 35% higher than the lowest priced brand in 2011, a price gap that has been relatively stable since the federal excise tax increase in 2009. Marlboro has maintained its premium price on an overall basis while expanding the price points within the brand to defend against competitive promotional activity and appeal to more adult smokers during these difficult economic times. Pricing among the key brands, inclusive of price promotion and bonus product, has also been relatively stable with Marlboro and Newport sustaining the highest gaps versus the lowest priced brand. PM USA successfully deployed this strategy while also growing its per pack revenues net of excise taxes at a compounded annual growth rate of 5.7% from 2007 to 2011, outpacing its leading competitors.

PM USA has grown Marlboro’s share and PM USA’s income throughout the recession and slow recovery. In 2010, for example, Marlboro gained 0.8 share points behind an attractive introductory offer on Marlboro Special Blend, achieving a record 42.6% retail share for the year. In 2011, Marlboro retained some, but not all, of this share, reflecting PM USA’s decision not to build on price promoted share. During this same time period, PM USA delivered strong adjusted operating companies income and margin growth.

Marlboro has historically grown by expanding its reach and breadth among adult smokers and PM USA is evolving Marlboro’s brand architecture to help support future growth.

Marlboro has four different product families within the brand:

—	The Marlboro Red family of products reflects the brand’s traditional values of independence, hard work and freedom.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

—	The Marlboro Gold family builds on these core values, but in a modern, sophisticated and innovative manner.

—	The Marlboro Green family reflects the brand’s values in a social and extraverted way; and

—	The new Marlboro Black family builds on Marlboro’s rich heritage of adventure and ruggedness in a bold modern way.

PM USA began shipping Marlboro Black in both non-menthol and menthol varieties in December 2011 with packaging designed to distinguish the product’s bold flavor. We are encouraged by Marlboro Black’s initial marketplace results as it has achieved over 1% retail share through early February.

Marlboro is introducing this new architecture to adult smokers in the second quarter of this year with a campaign centered on Marlboro’s flavor heritage. The brand plans to highlight Marlboro’s flavor families at retail as well as through direct mail and digital activities.

In addition, Marlboro plans a comprehensive set of exciting equity-building programs and new product initiatives for each of its product families in 2012 and 2013 to bring this new architecture to life. These plans utilize all elements of the value equation to create unique programs that highlight the distinct nature of each of the Marlboro product families, while also leveraging Marlboro’s core equity. PM USA believes this new architecture creates a great platform that will allow Marlboro to expand its reach into areas where it is underrepresented, and positions the brand well for future growth in both share and income.

PM USA will continue to use its retail program and promotions to support Marlboro in retail stores. Last year, PM USA introduced the Marlboro Leadership Pricing option for retailers who prefer to draw traffic into their stores with Marlboro. In 2012, PM USA enhanced its retail program to offer both an MLP option and a Marlboro flexible option to accommodate various retailer strategies. As a result, retailer participation levels have grown and Marlboro’s volume covered by the program now exceeds 80%.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Middleton is focused on its leading cigar brand, Black & Mild, which is the best any day cigar adults enjoy because of its unique taste and pleasant aroma. Black & Mild has strong brand equity, excellent adult demographics with high share among 21 to 29 year olds and opportunities for growth.

Black & Mild’s brand equity is the highest of any machine-made large cigar overall and is very high among 21 to 29 year old cigar smokers, according to the TNS brand equity study.

The brand’s historic strength has been in the tipped cigarillo segment, which represented 34% of machine-made large cigars in 2011. Since adult cigar smokers seek variety from their brand, Black & Mild has introduced a number of tipped cigarillo varieties over the past few years, including Wood Tip, Wine and Royale. The brand also generated news with its seasonal offering of Black & Mild Dark Blend in 2011. These efforts helped the brand retain its strong position in this segment as its retail share of the tipped cigarillo segment was 83% in 2011.

Black & Mild has expanded its portfolio with new products in the growing untipped cigarillo segment, which represented 55% of the machine-made large cigar market last year. In 2011, Middleton introduced Black & Mild Classic, Sweets and Wine untipped cigarillo varieties that include both traditional packs and new Aroma Wrap™ foil pouches. These products helped Middleton establish a national presence in this segment that it believes offers additional growth potential.

In the smokeless segment, USSTC focuses on its premium brands, Copenhagen and Skoal. USSTC aims to maximize the combined performance of these premium brands while it works to leverage the strengths and equity of each. Copenhagen and Skoal enjoy unique positions in the minds of adult dippers and have complementary product portfolio strategies designed to maximize USSTC’s performance in the moist smokeless tobacco (MST) category. Copenhagen and Skoal give USSTC the number one position in every MST form segment and in the Natural, Mint, Straight and Blend taste segments.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Adult dippers choose Copenhagen because it is the most satisfying smokeless tobacco for men. The brand’s strong equity is built around core values such as masculinity, adventure, heritage, authenticity and tradition. Copenhagen has strong brand equity scores overall and among 21 to 29 year old dippers. The brand also has strong demographics as its share among 21 to 29 year old dippers exceeds its overall share.

Over the last few years, Copenhagen has filled gaps in its product portfolio in segments where it had not historically competed. The introductions of Wintergreen Long Cut and Pouch, Straight and Extra Long Cut Natural varieties have helped the brand gain retail share in new segments while it has maintained its leadership position in the natural segment.

Copenhagen reinforces its core positioning through a number of direct communications to adult dippers. These efforts include equity and value communications via direct mail and e-mail, brand engagement events including the Men of Copenhagen promotion, and events that build community through giving.

Copenhagen’s new product initiatives and brand-building efforts have been very successful as the brand delivered excellent volume and retail share gains in the last two years. Copenhagen grew its volume 26% and retail share by 3.4 share points from 2009 to 2011, which contributed to strong adjusted operating companies income gains in the smokeless products segment.

USSTC’s other strong premium brand, Skoal, is perceived by adult dippers as a modern and innovative brand that delivers a unique smooth MST experience. Skoal’s products deliver great taste in forms that are easy to manage, a very relevant proposition in today’s dynamic smokeless segment. Skoal has the highest brand equity scores among MST brands overall and among 21 to 29 year old dippers.

Skoal’s product portfolio traditionally offered adult dippers more tobacco-forward products. Today, many adult dippers want more flavor-forward tastes in their smokeless products. Skoal introduced a line of well-balanced but more flavor-forward products called Skoal X-TRA in early 2011 to broaden its portfolio by appealing to these evolving taste preferences.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Skoal is the leader in the growing Mint and Pouch segments with a 48% and 35% share of those segments, respectively. Mint has grown since 2009, including among adult dippers who are 21 to 29 years old. Pouches have been the fastest-growing form of the smokeless products category in recent years, representing 14.2% of the category. In 2011, the brand introduced both Mint and Pouch varieties of Skoal X-TRA and two new mint varieties of Skoal Snus, a spit-free tobacco pouch product designed for adult dippers.

In conjunction with the new product introductions, USSTC began to rationalize Skoal’s product portfolio and de-listed seven Skoal SKUs in the second quarter of 2011. Share losses from de-listed products will continue to impact Skoal’s retail share performance comparisons in the first half of 2012.

In 2011, Skoal introduced a new campaign for the brand, anchored with the tagline “It’s Smooth. It’s Skoal.” This required the brand to re-develop and optimize much of its equity infrastructure, particularly in the digital space, to position the brand to make relevant connections to adult tobacco consumers in 2012. Today Skoal is reaching adult tobacco consumers at retail, on-line, in their mailbox and inbox, and at events.

Because adult smokers continue to show interest in smokeless alternatives to cigarettes, USSTC and PM USA see additional growth opportunities for their premium smokeless brands. In addition, the development of new forms and flavors that appeal to these smokers will present opportunities to develop new revenue and profit streams. Marty will provide more detail on our product development efforts in this area in a moment.

Our share of total tobacco volume and more importantly, in our view, our share of total tobacco profits have increased as we’ve added new tobacco businesses and successfully managed our cigarette business. For example, from 2007 to 2011, our share of the estimated U.S. tobacco profit pool grew 8 percentage points to 52%. As adult tobacco consumers’ preferences continue to evolve, we believe that the revenue and profit pools derived from these consumers can continue to expand. We believe that our tobacco companies are well-positioned to increase their

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 share of these revenues and profits over time with their leading premium brands and existing products, as well as with innovative new products.

We will continue to evolve our businesses and product offerings to meet the future preferences of adult tobacco consumers. These consumers are increasingly switching between multiple forms of tobacco, and are expressing their interest in non-combustible alternatives to smoking. We believe these dynamics provide an attractive opportunity for new product growth in the long term. As this occurs, the metrics we have traditionally used to evaluate our performance, such as share of retail volume by category, will need to evolve or be complemented with new metrics that better reflect changes in adult tobacco consumer behavior.

Another key driver behind the ability of Altria’s companies to invest in their leading premium brands has been our focus on cost management.

In the third quarter of 2011, Altria completed a multi-year $1.5 billion cost reduction program one quarter earlier than originally planned. Following the completion of that program, we launched a new cost reduction initiative that we expect to deliver $400 million in annualized savings against previously planned spending by the end of 2013.

This new cost reduction program is primarily focused on reducing cigarette-related infrastructure but also includes business process improvements across our other businesses. In addition to visible efforts like headcount reduction and facility consolidation, we have ongoing efforts to reduce costs through the elimination of inefficient programs and waste, product design and manufacturing efficiency, and improvements to direct material sourcing and other areas of procurement. Altria has also aligned its corporate structure to improve efficiencies. As we discussed in our year-end earnings release, Middleton has become a subsidiary of PM USA to help create more efficient resource allocation across these smokeable product businesses.

These cost reduction efforts have contributed to margin expansion at our operating companies while supporting investments in their premium brands.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

These brands have performed very well since we entered the recession in 2008. Their retail share performance has been solid, and our tobacco companies have delivered strong adjusted operating companies income growth. The equities of our four premium tobacco brands are strong and well-positioned for future growth.

I will now turn the podium over to Marty Barrington who will discuss the role that product innovation will play in our growth plans.

Remarks by Marty Barrington

Thanks, Dave.

Innovation and new product development have been key contributors to the long-term success of Altria’s tobacco companies. Our companies have built and maintained leading premium brands by understanding adult consumer preferences and evolving their product portfolios as these preferences changed over time. They have also successfully adapted when new regulations have required it.

Product innovation will continue to be an important driver of growth as adult consumer preferences and the regulatory environment continue to evolve. Our companies will focus on filling gaps in their product portfolios while developing innovative new smokeless product alternatives for adult tobacco consumers. Equally important will be compliance with FDA regulations and engaging with the agency and others on policy approaches to reduce the harm caused by tobacco use.

Let’s talk about each of these.

Our tobacco companies’ new products have performed well in the marketplace, as products introduced in the last three years gained more retail share than new products introduced by most of their competitors. These products improved their product portfolios, generated news in the

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 market, retained our adult consumers’ loyalty and attracted adult consumers of competitive brands.

PM USA and USSTC are particularly focused on developing new smokeless products to meet the interests of adult cigarette smokers. Some of these smokers have accepted traditional forms of MST while others have turned to different forms like pouches. Others are still looking for the right product for them. Our research tells us that about 30% of adult smokers are interested in spit-free smokeless alternatives to cigarettes.

To address this adult smoker interest, our companies have introduced smokeless products for in-market learning and have a rich product pipeline in development. In fact, our companies introduced over 50 smokeless tobacco products into lead markets last year, including several innovative new products. For example, USSTC is testing traditional MST in easier to control forms called ready cut and neat cut. Skoal Ready Cut offers long cut adult dippers great taste, less mess and more convenience. Copenhagen Neat Cut and Skoal Neat Cut offer adult tobacco consumers all of the taste of a long cut with the neatness and convenience of a pouch. Marlboro Tobacco Sticks and Skoal Tobacco Sticks offer unique spit-free tobacco products for adult smokers and dippers. Our companies are also testing several new pouch varieties, including spit-free snus, under the Marlboro, Copenhagen, Skoal and Red Seal brand names. These lead markets are providing important learnings about adult tobacco consumer reactions to these formats.

In addition to internal research and development, our companies are working with third parties to develop and commercialize innovative new products for adult tobacco consumers. Altria Client Services has entered into an agreement with Okono A/S, an affiliate of the Danish company Fertin Pharma A/S (Fertin), to develop innovative, non-combustible nicotine-containing products. The companies have also agreed to form a joint venture to market and sell these kinds of products outside of the United States. Fertin is a global leader in the development and manufacture of nicotine gum with additional capabilities in other products and technologies. This initiative combines the expertise of the Altria family of companies with Okono A/S and its affiliates’ product development and manufacturing capabilities.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Over the long-term, we believe that Altria has opportunities to increase its share of revenues and profits derived from adult tobacco consumers, both domestically and elsewhere. We plan to use partnerships with others, intellectual property rights owned jointly with PMI, intellectual property obtained through the UST acquisition, and the proven abilities of Altria’s companies in areas that include product development, manufacturing and distribution to drive innovation and new product development.

Of course, in the U.S., the introduction of new cigarettes and smokeless products is now regulated by FDA. These rules apply to all tobacco manufacturers, creating a level playing field. The success of future new product introductions will depend, in part, on a company’s ability to navigate the available product pathways under the law.

There are four pathways for regulated tobacco products:

1)	Submitting a report demonstrating that the product is substantially equivalent to a product in the market as of February 15, 2007, and complies with certain FDA regulations;

2)	Submitting an exemption request for minor changes to an existing tobacco product;

3)	Submitting a premarket application for a new tobacco product; or

4)	Submitting an application for a modified risk claim for a tobacco product.

FDA has issued final guidance on the first pathway, a final regulation on the second, draft guidance on the third and is working on guidance or regulation on the fourth. PM USA and USSTC have actively engaged with FDA, including submitting comments on these guidances and regulation, and look forward to continuing to do so. Our written comments are available on altria.com.

We have also engaged extensively with FDA on issues related to modified risk tobacco products, and I’ll highlight just some of the issues we have raised.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Many of you know that we supported the Tobacco Control Act that provided FDA regulatory authority over tobacco products. We did so because we believe that reasonable regulation, thoughtfully implemented, could benefit adult consumers by providing a framework to evaluate tobacco products that are potentially less harmful than conventional cigarettes and by creating clear principles for accurate and scientifically grounded communications to adult consumers.

Public health researchers have identified a “continuum of risk” concept among different tobacco and nicotine-containing products. Cigarette smoking is the most hazardous form of tobacco consumption due to the inherent risks associated with burning and inhaling the smoke. The harm caused by tobacco use is primarily attributable to cigarette smoking. Smoking cessation is at the other end of the continuum because the best way to reduce the risks of smoking is to quit. Medicinal nicotine, sometimes called NRTs, positioned at slightly higher risk than smoking cessation on the continuum, is an option for smokers who want to quit. According to published studies, however, NRTs have been limited in their success.

Discouraging initiation and promoting cessation are and should remain core public policy strategies to reduce tobacco-related harm. However, for those adults who continue to use tobacco products, an additional approach is needed that focuses on reducing harm by making available, and providing accurate information about, tobacco products that are acceptable to adult consumers and offer less risk than conventional cigarettes. Some adults who would otherwise continue to smoke may be willing to move to such products.

By recognizing and regulating based on the continuum of risk, FDA has an opportunity to reduce tobacco-related harm to a greater extent than would be possible by focusing on prevention and cessation strategies alone.

We are encouraged that FDA has taken some initial action related to modified risk tobacco products. For example, it must publish regulations or guidance on the scientific evidence required for modified risk tobacco products by April 2012. FDA has sought public comment, held a public workshop and sought input from the Institute of Medicine or the IOM on that issue.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Scientists from our companies presented and actively participated in these discussions. Our companies also submitted extensive public comments and scientific information to the agency, sharing their view that the scientific standards to evaluate potentially less hazardous tobacco products should be rigorous, yet feasible. Additionally, we intend to submit comments to FDA on the IOM’s recent report. Our goal is to provide FDA with an important stakeholder’s perspective as it works towards finalizing its guidance or regulations on this matter by April 2012.

The Tobacco Products Scientific Advisory Committee (TPSAC) is working to deliver its report and recommendation on dissolvable tobacco products to FDA in March 2012. PM USA and USSTC have actively participated in TPSAC meetings on this topic. We have encouraged FDA to consider dissolvable tobacco products as a potential harm reduction alternative for adult smokers and to apply existing regulatory controls relating to tobacco product marketing and sales to youth.

The TPSAC recently published its draft report on dissolvable tobacco products. While the draft report states that additional research and surveillance is needed, it noted that dissolvable tobacco products could potentially either reduce or increase the disease burden to the population as a whole. Regarding the risk profile of the products themselves; however, the draft report states, “The TPSAC members concurred that available evidence supports a conclusion that dissolvable tobacco products are likely to be associated with far lower disease risks than cigarettes.”1

While this report is not final until formally approved by TPSAC, it does give an indication of their current thinking on this issue. In our view, adult tobacco consumers should have access to dissolvable and other new forms of tobacco products.

In sum, innovation and new product development have been key contributors to the long-term success of Altria’s tobacco companies. We remain focused on product innovation as an important driver of growth as adult tobacco consumer preferences and the regulatory environment continue to evolve. We plan to achieve this both through internal efforts and by

1 “Summary: TPSAC Report on Dissolvable Tobacco Products” (Draft dated January 31, 2012)

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 working with third parties. Regulation of the tobacco industry by FDA has created new opportunities for dialogue and progress. FDA has the opportunity to lead the discussion on tobacco harm reduction and involve all stakeholders in a collaborative effort to further reduce the harm caused by tobacco products. These issues are complex and challenging, and will be resolved over time, with experience informed by constructive dialogue and work of all the key stakeholders, including manufacturers, consumers and the FDA. We will continue to engage with FDA, the scientific and public health communities, and other stakeholders on these and other important issues that affect innovation in this category.

I will now turn the podium over to Murray who will provide an update on tobacco litigation.

Remarks by Murray Garnick

Thank you, Marty. In 2011, we once again achieved substantial success in managing the tobacco and health litigation, notwithstanding significant challenges and the payment of some judgments. A comprehensive discussion of the tobacco-related litigation can be found in the legal proceedings section of our 2011 Form 10-K that we filed last week. This morning I will touch upon two major categories of tobacco litigation – individual cases, including Engle progeny cases, and “lights” class actions.

With respect to the individual cases other than the Engle progeny and Broin cases, we continue to see a downward trend. In 2011, only 2 new individual cases were served on PM USA, while 16 such cases were dismissed. PM USA tried three individual cases in New York, Massachusetts and Alaska and obtained a defense verdict in each.

With respect to the Engle progeny cases, events in 2011 and 2012 demonstrate that PM USA is aggressive in defending itself and has strong legal and factual challenges to these suits. By way of background, the Engle case was a class action brought by smokers residing in Florida who developed certain smoking-related injuries before November 21, 1996. The trial court certified the case as a class action, and at trial the jury returned a $145 billion punitive damages verdict against the industry in 2000. We appealed, and in 2006, the Florida Supreme Court decertified

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 the class and vacated the punitive damages award. At the same time, however, the court allowed class members to file individual suits if they did so by January 2008. The court further held that, in these suits, certain general findings made by the original Engle jury regarding company conduct would be preserved. Exactly how these findings could be used, however, has been and continues to be subject to substantial dispute both under state law and as a matter of federal due process. We believe that the role of the findings in the Engle progeny cases is a critical legal issue of constitutional magnitude that cuts across all of the cases that will have to be ultimately decided by the Florida Supreme Court or the United States Supreme Court.

In state court, where about 4,800 Engle progeny claims are pending, PM USA has won or mistried more than half of its Engle progeny trials. And our record has improved. Since the beginning of 2011, we won or mistried almost two-thirds of the Engle cases that went to trial. Furthermore, during this same period, the amount of the damage awards has decreased. PM USA will appeal any loss, but it is possible that we will have to pay some judgments this year depending on if and when the Florida Supreme Court or the United States Supreme Court accepts review.

In federal court, currently about 3,200 Engle progeny claims are pending. We recently tried our first Engle progeny case in federal court to a defense verdict, although we expect additional trials this year. To date, our due process challenge to the use of the Engle findings has resulted in inconsistent rulings by judges of the same federal district court. In the Brown case, the district court found a due process violation, although this ruling was later vacated by the Eleventh Circuit without addressing its merits. More recently, in the Waggoner case, another federal district court judge found no such violation. We look forward to an opportunity to bring this issue to the Eleventh Circuit.

With respect to “lights” class action litigation, 17 cases pending in federal court were consolidated before a district court in Maine in 2010. In late 2010, the court denied class certification in four “lights” class actions that were sample cases – two selected by plaintiffs and two by PM USA. After the ruling denying class certification, plaintiffs in those four sample cases and nine others dismissed a total of 13 of the cases. Although the court has suggested that

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 the four remaining cases be transferred back to their original federal jurisdictions, we are opposing the transfers. No “lights” case is currently certified as a class action in federal court and no class certification in federal court has ever withstood appeal.

With respect to the state courts, most have similarly refused to certify these “lights” class actions; however, a small number of “lights” cases has been certified by the state courts. Last year, we tried a “lights” class action in St. Louis, Missouri – the Larsen case, formerly known as Craft. After five weeks of trial, the jury hung and the court declared a mistrial. A retrial is tentatively scheduled for early 2013.

Earlier in 2011, in the same courtroom, we also tried the City of St. Louis case, a third party payer case brought by 37 hospitals seeking reimbursement for smoking related health care costs. There, the jury returned a defense verdict, and the case has now come to an end.

Two of the other “lights” class actions, Curtis in Minnesota and Lawrence in New Hampshire, are pending on appeal in their respective state supreme courts on whether the classes in those cases were properly certified. We expect decisions in both appeals this year. Aspinall, the “lights” case in Massachusetts, is in pretrial proceedings and does not have a trial date.

Brown is a certified class action brought under California’s Unfair Competition Law based on general allegations of fraud and deception, including “lights” allegations. Although the case has a trial date of October 2012, defendants have filed substantial motions challenging the standing of the class representatives and the certification of the class. Those motions are pending.

In the Miles/Price case, the plaintiffs are seeking to reopen the judgment that dismissed their claims after the verdict of $10.1 billion against PM USA was vacated by the Illinois Supreme Court. By filing their petition, plaintiffs are seeking to reopen the judgment to put into the record supposedly new evidence regarding federal regulation of cigarettes. Plaintiffs ultimately seek to ask the Illinois Supreme Court to reconsider its judgment based on this supposedly new evidence. We oppose the petition on numerous grounds, including that the evidence is not new and in any event is insufficient to reopen the judgment.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

To sum up, we have had significant successes in managing litigation, although we continue to face challenges, as we have for many years. Our goal is to continue protecting the interests of our shareholders and maintain our approach to litigation: we have vigorously defended these claims for decades and intend to continue doing so in the future.

I will now turn the podium back over to Mike to conclude.

Remarks by Mike Szymanczyk

Thanks, Murray.

We are very pleased with how our tobacco businesses and their premium brands have navigated the challenging external environment of these past few years. The consistency of our business results have demonstrated the power of our business model and generated strong total returns for shareholders. Altria has now outperformed the S&P 500 Index’s total return each year for twelve consecutive years, and is one of only three companies to do so.

While we are satisfied with these historical results, we are focused on leveraging our strengths to continue creating shareholder value this year and into the future. We remain committed to our objective of delivering average annual adjusted diluted EPS growth of 7% to 9% over time, with a dividend that grows in line with our adjusted diluted EPS growth.

Altria reaffirms that it expects its 2012 full-year adjusted diluted EPS to grow 6% to 9% to a range of $2.17 to $2.23 per share. We also reaffirm that we expect to achieve reported diluted EPS in the range of $2.14 to $2.20 per share.

We believe our forecasted adjusted EPS growth, coupled with our strong dividend that currently yields 5.6%, continues to offer investors a compelling investment proposition as interest rates are likely to remain low.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Altria’s tobacco companies will remain focused on growing both their share and the size of the revenue and profit pools generated by adult tobacco consumers. Their premium brands have strong equity, command higher margins and are well-positioned to drive future growth from existing products. We expect Altria’s tobacco companies deep understanding of adult tobacco consumers together with access to technology through internal innovation and relationships with others to support their ability to pursue new revenue and profit streams.

In addition, Altria’s organizational approach attracts, develops and retains truly talented people and develops extraordinary leaders as evidenced by our recently announced CEO succession plan. Cost management continues to be a priority across our businesses, supporting strategic investment and margin expansion without disruption. Our cash flows are robust and our balance sheet is strong, which supports superior cash returns to our shareholders.

We believe that Altria’s many strengths highlighted today, along with our track record of success, make our company particularly well-suited to create substantial value for shareholders into the future.

Thank you for the opportunity to speak with you.

# # #

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release and today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 preferences; to develop new products and markets within and potentially outside the United States to broaden brand portfolios in order to compete effectively; and to improve productivity. Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before amortization of intangibles and general corporate expenses, to evaluate performance of and allocate resources to the segments. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items typically include restructuring charges, SABMiller special items, certain PMCC leveraged lease charges and certain tax items. In December 2011, Altria announced that it would also exclude charges for tobacco and health judgments from adjusted financial calculations. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management believes that the redefined adjusted measures for OCI, operating margins and EPS provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012 internally for planning, forecasting and evaluating the performances of Altria’s businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP. This information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

Today’s webcast contains historical results and 2011 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Information regarding non-GAAP financial measures used in today’s presentation and reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are detailed below.

Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance	2011	Change

Reported diluted EPS	$2.14 - $2.20	$1.64	30% to 34%

Asset impairment, exit, integration and implementation costs	0.02	0.07

SABMiller special items	0.01	0.03

PMCC leveraged lease charge	-	0.30

Tax items*	-	(0.04)

Tobacco and health judgments	-	0.05

Adjusted diluted EPS	$2.17 -$2.23	$2.05	6% to 9%

* Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Altria’s Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	2011	2007
	Full Year	Full Year
Reported diluted EPS	$1.64	$1.48

Asset impairment, exit, integration and implementation costs	0.07	0.15

Recoveries from airline industry exposure	-	(0.06)

Interest on tax reserve transfers to Kraft	-	0.02

SABMiller special items	0.03	-

PMCC leverage lease charge	0.30	-

Tobacco and health judgments	0.05	0.01

Tax items*	(0.04)	(0.09)

Adjusted diluted EPS**	$2.05	$1.51

Adjusted Diluted EPS Compound Annual Growth Rate 2011 vs. 2007	7.9%
*	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.
**	As redefined in December 2011 to also exclude charges for tobacco and health judgments.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the Full-Years ended December 31, ($ in millions)
	Full-Year Results

	Wine
	2011	2009

Reported OCI	$91	$43

Asset impairment, exit, integration and implementation costs	4	9

UST acquisition related costs*	-	21

Adjusted OCI	$95	$73

Adjusted OCI Compound Annual Growth Rate 2011 vs. 2009	14.1%
*	Excludes exit and integration costs.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the Full-Years ended December 31, ($ in millions)
	Full-Year Results
	Cigarettes						Smokeless		Cigars		Wine
	2011		2010	2009	2008	2007	2011	2009	2011	2007	2011	2009
Reported OCI	$5,574		$5,451	$5,055	$4,866	$4,511	$859	$381	$163	$7	$91	$43
Asset impairment, exit, integration and implementation costs	179		99	254	166	371	37	236	4	-	4	9
UST acquisition-related costs*	-		-	-	-	-	-	15	-	-	-	21
Tobacco and health judgments	98		11	-	-	26	-	-	-	-	-	-

Adjusted OCI	$5,851		$5,561	$5,309	$5,032	$4,908	$896	$632	$167	$7	$95	$73
Net Revenues	$21,403		$21,631	$20,919	$18,753	$18,470

Less Excise taxes	6,846		7,136	6,465	3,338	3,449
Less Revenues for contract volume Mfg for PMI	-		-	-	298	-

Adjusted Net Revenues [1]	$14,557		$14,495	$14,454	$15,117	$15,021
Adjusted Net Revenues per pack [2]	$2.15		$2.06	$1.94	$1.78	$1.72
Adjusted Net Revenues per pack [2] Compound Annual Growth Rate 2011 vs. 2007	5.7%
Adjusted OCI Compound Annual Growth Rate 2011 vs. 2009							19.1%				14.1%
Adjusted OCI Margins [3]	40.2%		38.4%	36.7%	33.3%	32.7%
Adjusted OCI Margins [3] Percentage Point change 2011 vs. 2007	7.5	pp
Reported Volume on a per pack basis [4]	6.8		7.0	7.4	8.5	8.8

* Excludes exit and integration costs.

1 Net Revenues net of excise taxes and contract volume manufactured for PMI.

2 Adjusted Net Revenues1 divided by Reported Volume on a per pack basis4 calculated to the nearest million.

3 Adjusted OCI Margins are calculated as Adjusted OCI divided by Adjusted Net Revenues1.

4 Volume is billions of packs for cigarettes calculated to the nearest million.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the First-Half ended June 30, and the Second-Half ended December 31, ($ in millions)
	First-Half			Second-Half
	Cigars
	Q1 2011	Q2 2011	1H 2011	Q3 2011	Q4 2011	2H 2011	% Change

Reported OCI	$22	$47	$69	$55	$39	$94

Asset impairment, exit, integration and implementation costs	-	-	-	-	4	4

Adjusted OCI	$22	$47	$69	$55	$43	$98	42.0%

Net Revenues	$117	$149	$266	$169	$132	$301

Less Excise taxes	51	54	105	60	42	102

Net Revenues net of excise taxes	$66	$95	$161	$109	$90	$199

Adjusted OCI Margins [1]	33.3%	49.5%	42.9%	50.5%	47.8%	49.2%	6.3pp

1 Adjusted OCI Margins are calculated as Adjusted OCI divided by Net Revenues net of excise taxes.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference February 22, 2012